Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
1940 Air Products Boulevard
Allentown, PA 18106-5500
www.airproducts.com

Air Products Reports Fiscal 2022 Third Quarter GAAP EPS and Adjusted EPS of $2.62

Q3 FY22 (comparisons versus prior year):
•GAAP EPS# of $2.62, up 11 percent; GAAP net income of $587 million, up 10 percent; and GAAP net income margin of 18.4 percent, down 200 basis points
•Adjusted EPS* of $2.62, up 13 percent; adjusted EBITDA* of $1,081 million, up 11 percent; and adjusted EBITDA margin* of 33.9 percent, down 360 basis points

Recent Highlights
•Advancing the Energy Transition:
◦Developing potential projects in Oman, the United Kingdom and the Netherlands for the supply of low- and zero-carbon hydrogen

•Growing the Base On-site Business:
◦Signed long-term supply agreement with Indian Oil Corporation Limited ("IOCL") to build, own and operate a new industrial gases complex supplying hydrogen, nitrogen and steam to IOCL’s Barauni Refinery in Bihar, India in 2024

•Demonstrating Sustainability in Action:
◦Announced additional sustainability commitments, including $15 billion in capital investments for first-mover zero- and low-carbon hydrogen projects, goal to reduce Scope 3 CO2 emissions intensity by one-third by 2030, path to achieve net zero operations by 2050, and engagement with the Science Based Targets Initiative to help support development of the sectoral framework that will shape the methodology for the chemicals sector
◦Published 2022 Sustainability Report detailing the Company’s sustainability strategy in action, world-scale energy-transition projects and industrial gases and expertise helping customers reduce environmental impacts
◦Hosted second annual Week of Inclusion, providing activities and resources for all employees in support of the Company's diversity goals

Guidance
•Maintained fiscal 2022 full-year adjusted EPS guidance* of $10.20 to $10.40, up 14 percent at the midpoint, over prior year adjusted EPS*; fiscal 2022 fourth quarter adjusted EPS guidance* of $2.68 to $2.88, up seven to 15 percent over prior year fourth quarter adjusted EPS*
•Expect fiscal year 2022 capital expenditures* of over $4.5 billion

#Earnings per share is calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release, including in the highlights above, include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. In addition, as discussed below, it is not possible, without unreasonable efforts, to identify the timing or occurrence of events and transactions that could significantly impact future GAAP EPS or cash flow used for investing activities if they were to occur.

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LEHIGH VALLEY, Pa. (August 4, 2022) - Air Products (NYSE:APD) today reported third quarter fiscal 2022 results, including GAAP EPS from continuing operations of $2.62, up 11 percent over prior year, and GAAP net income of $587 million, up 10 percent over prior year due to higher pricing, higher equity affiliates' income and higher volumes, which were partially offset by higher costs driven by inflation, higher supply chain costs, and planned maintenance activities, as well as unfavorable currency due to the strengthening of the dollar. GAAP net income margin of 18.4 percent decreased 200 basis points, primarily driven by higher energy cost pass-through, which negatively impacted margin by approximately 250 basis points.

For the quarter, on a non-GAAP basis, adjusted EPS from continuing operations of $2.62 increased 13 percent over the prior year, and adjusted EBITDA of $1,081 million was up 11 percent over the prior year, due to higher pricing, higher equity affiliates' income and higher volumes, which were partially offset by higher costs driven by inflation, higher supply chain costs, and planned maintenance activities, as well as unfavorable currency due to the strengthening of the dollar. Adjusted EBITDA margin of 33.9 percent decreased 360 basis points, primarily driven by higher energy cost pass-through, which negatively impacted margin by approximately 500 basis points.

Third quarter sales of $3.2 billion increased 22 percent over the prior year on 15 percent higher energy cost pass-through, seven percent higher pricing and five percent higher volumes, partially offset by five percent unfavorable currency. Volume growth was driven by new assets, recovery in hydrogen in the Americas, better merchant demand, and higher sale of equipment activity. Pricing improved in the Americas, Asia and Europe—the Company's three largest segments.

Commenting on the results, Air Products' Chairman, President and Chief Executive Officer Seifi Ghasemi said, "Our people across the globe are executing on our strategy, which is fundamentally based on doing two things at the same time: running our base industrial gas business efficiently and continuing to invest in and grow it, while also being the first-mover in low- and zero-carbon hydrogen projects that help the world decarbonize and drive the broader energy transition. Despite significant, continued challenges in the world, our team’s hard work and commitment are enabling the strength and stability of our business to shine through, as evidenced in our results this quarter."

Fiscal Third Quarter Results by Business Segment
•Americas sales of $1,416 million were up 33 percent over the prior year on 22 percent higher energy cost pass-through, eight percent higher pricing, and four percent higher volumes, partially offset by one percent unfavorable currency. Operating income of $299 increased five percent and adjusted EBITDA of $481 million increased three percent on the higher pricing and higher volumes in the base business, partially offset by costs for inflation, higher planned maintenance, and higher supply chain costs as well as favorable one-time items in the prior year. Operating margin of 21.1 percent decreased 580 basis points and adjusted EBITDA margin of 33.9 percent decreased 980 basis points, primarily due to higher energy cost pass-through, which lowered operating margin and adjusted EBITDA margin by approximately 450 basis points and 800 basis points, respectively.
•Asia sales of $751 million were flat versus the prior year, as two percent higher volumes and two percent higher pricing were offset by four percent unfavorable currency. Operating income of $211 million decreased four percent and adjusted EBITDA of $324 million decreased five percent, as the favorable volumes and pricing were more than offset by unfavorable currency as well as costs for higher planned maintenance, inflation, and higher supply chain costs. Operating margin of 28.0 percent decreased 110 basis points and adjusted EBITDA margin of 43.1 percent decreased 230 basis points.
•Europe sales of $740 million increased 23 percent over the prior year on 24 percent higher energy cost pass-through and 17 percent higher pricing across all product lines and sub-regions, partially offset by 15 percent unfavorable currency and three percent lower volumes. Operating income of $137 million increased three percent and adjusted EBITDA of $207 million increased four percent, primarily driven by higher pricing, which more than offset lower volumes, higher power costs and unfavorable currency. Adjusted EBITDA was also positively impacted by higher equity affiliates' income. Operating margin of 18.6 percent decreased 380 basis points and adjusted EBITDA margin of 28.0 percent decreased 500 basis points, predominantly due to the higher energy cost pass-through, which lowered operating margin and adjusted EBITDA margin by approximately 450 basis points and 700 basis points, respectively.
•Middle East and India equity affiliates' income of $67 million was up $50 million over the prior year, primarily from the Jazan joint venture.

•Corporate and other sales of $247 million increased 48 percent over the prior year, driven by higher sale of equipment activity. This activity drove improvements in both operating income and adjusted EBITDA.

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Outlook
Air Products has maintained full-year fiscal 2022 adjusted EPS guidance of $10.20 to $10.40, up 14 percent at midpoint, over prior year adjusted EPS. For the fiscal 2022 fourth quarter, Air Products' adjusted EPS guidance is $2.68 to $2.88, up seven to 15 percent over fiscal 2021 fourth quarter adjusted EPS.
Air Products expects capital expenditures of over $4.5 billion for full-year fiscal 2022.
Management has provided adjusted EPS guidance on a continuing operations basis, which excludes the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS or the effective tax rate. Similarly, it is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP results. Management therefore is unable to reconcile, without unreasonable effort, the Company’s forecasted range of adjusted EPS, the effective tax rate and our capital expenditures to a comparable GAAP range.
Earnings Teleconference
Access the fiscal 2022 third quarter earnings teleconference scheduled for 8:30 a.m. Eastern Time on August 4, 2022 by calling 323-701-0160 and entering passcode 5156956 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE:APD) is a world-leading industrial gases company in operation for over 80 years. Focused on serving energy, environment and emerging markets, the Company provides essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, and food and beverage. Air Products is also the global leader in the supply of liquefied natural gas process technology and equipment. The Company develops, engineers, builds, owns and operates some of the world's largest industrial gas projects, including: gasification projects that sustainably convert abundant natural resources into syngas for the production of high-value power, fuels and chemicals; carbon capture projects; and world-scale low- and zero-carbon hydrogen projects supporting global transportation and the energy transition.

The Company had fiscal 2021 sales of $10.3 billion from operations in over 50 countries and has a current market capitalization of about $55 billion. More than 20,000 passionate, talented and committed employees from diverse backgrounds are driven by Air Products’ higher purpose to create innovative solutions that benefit the environment, enhance sustainability and address the challenges facing customers, communities, and the world. For more information, visit www.airproducts.com or follow us on LinkedIn, Twitter, Facebook or Instagram.
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Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: the duration and impacts of the ongoing COVID-19 global pandemic and efforts to contain its transmission, including the effect of these factors on our business, our customers, economic conditions and markets generally; changes in global or regional economic conditions, inflation and supply and demand dynamics in the market segments we serve, or in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, contract terminations, customer cancellations, or postponement of projects and sales; our ability to develop, operate, and manage costs of large-scale and technically complex projects, including gasification and hydrogen projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to develop, implement, and operate new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; the timing, impact, and other uncertainties relating to acquisitions and divestitures, including our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems; catastrophic events, such as natural disasters and extreme weather events, public health crises, acts of war, including Russia’s invasion of Ukraine and the ongoing civil war in Yemen, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the success of productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com
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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Nine Months Ended
	30 June		30 June
(Millions of dollars, except for share and per share data)	2022	2021	2022	2021
Sales	$3,189.3	$2,604.7	$9,128.6	$7,481.9
Cost of sales	2,342.1	1,801.9	6,717.3	5,179.8
Facility closure	—	—	—	23.2
Selling and administrative	216.9	213.3	676.7	626.3
Research and development	24.8	23.2	71.8	67.8
Gain on exchange with joint venture partner	—	—	—	36.8
Other income (expense), net	21.9	10.8	49.5	43.1
Operating Income	627.4	577.1	1,712.3	1,664.7
Equity affiliates' income	116.1	63.2	384.7	202.3
Interest expense	32.7	35.6	95.5	108.4
Other non-operating income (expense), net	10.5	21.1	42.2	56.5
Income From Continuing Operations Before Taxes	721.3	625.8	2,043.7	1,815.1
Income tax provision	134.2	101.7	370.2	337.5
Income From Continuing Operations	587.1	524.1	1,673.5	1,477.6
Income from discontinued operations, net of tax	—	8.2	—	18.5
Net Income	587.1	532.3	1,673.5	1,496.1
Net income (loss) attributable to noncontrolling interests of continuing operations	5.0	(1.3)	0.5	7.4
Net Income Attributable to Air Products	$582.1	$533.6	$1,673.0	$1,488.7

Net Income Attributable to Air Products
Net income from continuing operations	$582.1	$525.4	$1,673.0	$1,470.2
Net income from discontinued operations	—	8.2	—	18.5
Net Income Attributable to Air Products	$582.1	$533.6	$1,673.0	$1,488.7

Per Share Data*
Basic EPS from continuing operations	$2.62	$2.37	$7.54	$6.63
Basic EPS from discontinued operations	—	0.04	—	0.08
Basic EPS Attributable to Air Products	$2.62	$2.41	$7.54	$6.72

Diluted EPS from continuing operations	$2.62	$2.36	$7.52	$6.61
Diluted EPS from discontinued operations	—	0.04	—	0.08
Diluted EPS Attributable to Air Products	$2.62	$2.40	$7.52	$6.69

Weighted Average Common Shares (in millions)
Basic	222.0	221.6	222.0	221.6
Diluted	222.5	222.5	222.5	222.5
*Earnings per share ("EPS") is calculated independently for each component and may not sum to total EPS due to rounding.
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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 June	30 September
(Millions of dollars)	2022	2021
Assets
Current Assets
Cash and cash items	$2,957.4	$4,468.9
Short-term investments	357.6	1,331.9
Trade receivables, net	1,768.6	1,451.3
Inventories	514.0	453.9
Prepaid expenses	179.3	119.4
Other receivables and current assets	590.4	550.9
Total Current Assets	6,367.3	8,376.3
Investment in net assets of and advances to equity affiliates	3,339.5	1,649.3
Plant and equipment, at cost	28,349.1	27,488.8
Less: accumulated depreciation	14,217.4	14,234.2
Plant and equipment, net	14,131.7	13,254.6
Goodwill, net	866.8	911.5
Intangible assets, net	376.8	420.7
Noncurrent lease receivables	641.9	740.3
Other noncurrent assets	1,765.0	1,506.5
Total Noncurrent Assets	21,121.7	18,482.9
Total Assets	$27,489.0	$26,859.2
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$2,544.4	$2,218.3
Accrued income taxes	107.9	93.9
Short-term borrowings	207.3	2.4
Current portion of long-term debt	547.3	484.5
Total Current Liabilities	3,406.9	2,799.1
Long-term debt	6,348.0	6,875.7
Long-term debt – related party	483.6	274.6
Other noncurrent liabilities	1,726.2	1,640.9
Deferred income taxes	1,308.6	1,180.9
Total Noncurrent Liabilities	9,866.4	9,972.1
Total Liabilities	13,273.3	12,771.2
Air Products Shareholders’ Equity	13,643.9	13,539.7
Noncontrolling Interests	571.8	548.3
Total Equity	14,215.7	14,088.0
Total Liabilities and Equity	$27,489.0	$26,859.2
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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	30 June
(Millions of dollars)	2022	2021
Operating Activities
Net income	$1,673.5	$1,496.1
Less: Net income attributable to noncontrolling interests of continuing operations	0.5	7.4
Net income attributable to Air Products	1,673.0	1,488.7
Income from discontinued operations	—	(18.5)
Income from continuing operations attributable to Air Products	1,673.0	1,470.2
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	1,005.4	988.7
Deferred income taxes	69.0	87.0
Facility closure	—	23.2
Undistributed earnings of equity method investments	(184.8)	(77.8)
Gain on sale of assets and investments	(21.4)	(30.3)
Share-based compensation	37.0	34.6
Noncurrent lease receivables	65.5	78.3
Other adjustments	(139.2)	(26.8)
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(389.7)	(84.3)
Inventories	(80.8)	(36.4)
Other receivables	(22.8)	53.6
Payables and accrued liabilities	320.1	139.8
Other working capital	(118.1)	(110.9)
Cash Provided by Operating Activities	2,213.2	2,508.9
Investing Activities
Additions to plant and equipment, including long-term deposits	(2,139.1)	(1,847.8)
Acquisitions, less cash acquired	(65.1)	(9.8)
Investment in and advances to unconsolidated affiliates	(1,650.9)	(75.9)
Proceeds from sale of assets and investments	32.8	30.0
Purchases of investments	(1,247.9)	(1,953.8)
Proceeds from investments	2,219.2	1,535.2
Other investing activities	6.9	4.1
Cash Used for Investing Activities	(2,844.1)	(2,318.0)
Financing Activities
Long-term debt proceeds	357.0	160.9
Payments on long-term debt	(400.0)	(462.8)
Net increase in commercial paper and short-term borrowings	255.0	38.7
Dividends paid to shareholders	(1,023.9)	(924.7)
Proceeds from stock option exercises	16.3	8.1
Other financing activities	(16.5)	(23.3)
Cash Used for Financing Activities	(812.1)	(1,203.1)
Discontinued Operations
Cash provided by operating activities	—	6.7
Cash provided by investing activities	—	—
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	—	6.7
Effect of Exchange Rate Changes on Cash	(68.5)	44.1
Decrease in cash and cash items	(1,511.5)	(961.4)
Cash and cash items – Beginning of year	4,468.9	5,253.0
Cash and Cash Items – End of Period	$2,957.4	$4,291.6
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds (continuing operations)	$341.3	$291.5
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Air Products and Chemicals, Inc. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

The segment results presented below reflect the segment reorganization announced on 4 November 2021. For additional information on the reorganization, refer to the Company’s Current Report on Form 8-K dated 9 December 2021.

(Millions of dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 June 2022
Sales	$1,416.3	$751.4	$739.6	$35.4	$246.6	$3,189.3
Operating income (loss)	298.9	210.6	137.4	6.9	(26.4)	627.4	(A)
Depreciation and amortization	160.5	107.6	48.9	6.8	13.4	337.2
Equity affiliates' income	21.4	5.7	20.6	67.2	1.2	116.1
Three Months Ended 30 June 2021
Sales	$1,063.3	$751.8	$599.4	$23.9	$166.3	$2,604.7
Operating income (loss)	286.0	219.1	134.0	6.1	(68.1)	577.1	(A)
Depreciation and amortization	154.2	113.8	52.5	6.2	9.0	335.7
Equity affiliates' income	24.6	8.3	11.6	17.1	1.6	63.2

(Millions of dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Nine Months Ended 30 June 2022
Sales	$3,827.0	$2,283.0	$2,222.4	$88.0	$708.2	$9,128.6
Operating income (loss)	841.6	635.3	353.0	16.5	(134.1)	1,712.3	(A)
Depreciation and amortization	469.5	330.2	149.0	19.8	36.9	1,005.4
Equity affiliates' income	75.7	18.5	57.8	230.6	2.1	384.7
Nine Months Ended 30 June 2021
Sales	$3,052.4	$2,166.8	$1,701.3	$69.6	$491.8	$7,481.9
Operating income (loss)	775.2	632.4	404.4	16.8	(177.7)	1,651.1	(A)
Depreciation and amortization	459.3	331.4	152.8	18.9	26.3	988.7
Equity affiliates' income	79.2	24.2	39.1	54.4	5.4	202.3

Total Assets
30 June 2022	$8,055.2	$7,297.5	$3,764.2	$2,815.3	$5,556.8	$27,489.0
30 September 2021	7,092.5	7,349.4	3,830.3	800.6	7,786.4	26,859.2
(A)Refer to the Reconciliation to Consolidated Results section below.

Reconciliation to Consolidated Results
The table below reconciles total operating income disclosed in the tables above to consolidated operating income as reflected on our consolidated income statements:

	Three Months Ended		Nine Months Ended
	30 June		30 June
Operating Income	2022	2021	2022	2021
Total	$627.4	$577.1	$1,712.3	$1,651.1
Facility closure	—	—	—	(23.2)
Gain on exchange with joint venture partner	—	—	—	36.8
Consolidated Operating Income	$627.4	$577.1	$1,712.3	$1,664.7

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted diluted earnings per share ("EPS"), adjusted EBITDA, adjusted EBITDA margin, adjusted effective tax rate, and capital expenditures. On a segment basis, these measures include adjusted EBITDA and adjusted EBITDA margin. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments," have on the calculation of our adjusted diluted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable measure calculated in accordance with GAAP. We believe these non-GAAP financial measures provide investors, potential investors, securities analysts, and others with useful information to evaluate the performance of our business because such measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude non-GAAP adjustments that we believe are not representative of our underlying business performance. For example, we previously excluded certain expenses associated with cost reduction actions, impairment charges, and gains on disclosed transactions. The reader should be aware that we may recognize similar losses or gains in the future. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
NON-GAAP ADJUSTMENTS
There were no non-GAAP adjustments in the third quarter or first nine months of fiscal year 2022 that impacted diluted earnings per share or the effective tax rate. For information related to non-GAAP adjustments for the three and nine months ended 30 June 2021, refer to Exhibit 99.1 to our Current Report on Form 8-K dated 9 August 2021.
ADJUSTED DILUTED EPS
The table below provides a reconciliation to the most directly comparable GAAP measure for each of the major components used to calculate adjusted diluted EPS from continuing operations, which we view as a key performance metric. In periods that we have non-GAAP adjustments, we believe it is important for the reader to understand the per share impact of each such adjustment because management does not consider these impacts when evaluating underlying business performance. Per share impacts are calculated independently and may not sum to total diluted EPS and total adjusted diluted EPS due to rounding.

	Three Months Ended 30 June
Q3 2022 vs. Q3 2021	Operating Income	Equity Affiliates' Income	Income Tax Provision	Net Income Attributable to Air Products	Diluted EPS
Q3 2022 GAAP	$627.4	$116.1	$134.2	$582.1	$2.62
Q3 2021 GAAP	577.1	63.2	101.7	525.4	2.36
Change GAAP					$0.26
% Change GAAP					11%

Q3 2022 GAAP	$627.4	$116.1	$134.2	$582.1	$2.62
No non-GAAP adjustments	—	—	—	—	—
Q3 2022 Non-GAAP ("Adjusted")	$627.4	$116.1	$134.2	$582.1	$2.62

Q3 2021 GAAP	$577.1	$63.2	$101.7	$525.4	$2.36
Tax election benefit and other	—	—	12.2	(12.2)	(0.05)
Q3 2021 Non-GAAP ("Adjusted")	$577.1	$63.2	$113.9	$513.2	$2.31
Change Non-GAAP ("Adjusted")					$0.31
% Change Non-GAAP ("Adjusted")					13%

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ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
We define adjusted EBITDA as net income less income (loss) from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax provision, and depreciation and amortization expense. Adjusted EBITDA and adjusted EBITDA margin provide useful metrics for management to assess operating performance. Margins are calculated independently for each period by dividing each line item by consolidated sales for the respective period and may not sum to total margin due to rounding.
The tables below present consolidated sales and a reconciliation of net income on a GAAP basis to adjusted EBITDA and net income margin on a GAAP basis to adjusted EBITDA margin:

									Q3 Year-To-Date
	Q1		Q2		Q3		Q4		(''YTD'') Total
2022	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,994.2		$2,945.1		$3,189.3				$9,128.6

Net income and net income margin	$549.6	18.4%	$536.8	18.2%	$587.1	18.4%			$1,673.5	18.3%
Add: Interest expense	30.5	1.0%	32.3	1.1%	32.7	1.0%			95.5	1.0%
Less: Other non-operating income (expense), net	22.6	0.8%	9.1	0.3%	10.5	0.3%			42.2	0.5%
Add: Income tax provision	113.3	3.8%	122.7	4.2%	134.2	4.2%			370.2	4.1%
Add: Depreciation and amortization	332.3	11.1%	335.9	11.4%	337.2	10.6%			1,005.4	11.0%
Adjusted EBITDA and adjusted EBITDA margin	$1,003.1	33.5%	$1,018.6	34.6%	$1,080.7	33.9%			$3,102.4	34.0%

	Q1		Q2		Q3		Q4		Q3 YTD Total
2021	$	Margin	$	Margin	$	Margin	$	Margin	$	Margin
Sales	$2,375.2		$2,502.0		$2,604.7		$2,841.1		$7,481.9

Net income and net income margin	$486.7	20.5%	$477.1	19.1%	$532.3	20.4%	$618.8	21.8%	$1,496.1	20.0%
Less: Income from discontinued operations, net of tax	10.3	0.4%	—	—%	8.2	0.3%	51.8	1.8%	18.5	0.2%
Add: Interest expense	36.7	1.5%	36.1	1.4%	35.6	1.4%	33.4	1.2%	108.4	1.4%
Less: Other non-operating income (expense), net	18.6	0.8%	16.8	0.7%	21.1	0.8%	17.2	0.6%	56.5	0.8%
Add: Income tax provision	113.9	4.8%	121.9	4.9%	101.7	3.9%	125.3	4.4%	337.5	4.5%
Add: Depreciation and amortization	323.7	13.6%	329.3	13.2%	335.7	12.9%	332.6	11.7%	988.7	13.2%
Add: Facility closure	—	—%	23.2	0.9%	—	—%	—	—%	23.2	0.3%
Less: Gain on exchange with joint venture partner	—	—%	36.8	1.5%	—	—%	—	—%	36.8	0.5%
Adjusted EBITDA and adjusted EBITDA margin	$932.1	39.2%	$934.0	37.3%	$976.0	37.5%	$1,041.1	36.6%	$2,842.1	38.0%

2022 vs. 2021	Q1		Q2		Q3				Q3 YTD Total
Change GAAP
Net income $ change	$62.9		$59.7		$54.8				$177.4
Net income % change	13%		13%		10%				12%
Net income margin change	(210) bp		(90) bp		(200) bp				(170) bp
Change Non-GAAP
Adjusted EBITDA $ change	$71.0		$84.6		$104.7				$260.3
Adjusted EBITDA % change	8%		9%		11%				9%
Adjusted EBITDA margin change	(570) bp		(270) bp		(360) bp				(400) bp
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The tables below present sales and a reconciliation of operating income and operating margin to adjusted EBITDA and adjusted EBITDA margin for the Company's three largest regional segments and a reconciliation of operating loss to adjusted EBITDA for the Corporate and other segment for the three months ended 30 June 2022 and 2021:

Americas	Q3 FY22	Q3 FY21	$ Change	Change
Sales	$1,416.3	$1,063.3	$353.0	33%

Operating income	$298.9	$286.0	$12.9	5%
Operating margin	21.1%	26.9%		(580)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$298.9	$286.0
Add: Depreciation and amortization	160.5	154.2
Add: Equity affiliates' income	21.4	24.6
Adjusted EBITDA	$480.8	$464.8	$16.0	3%
Adjusted EBITDA margin	33.9%	43.7%		(980) bp

Asia	Q3 FY22	Q3 FY21	$ Change	Change
Sales	$751.4	$751.8	($0.4)	—%

Operating income	$210.6	$219.1	($8.5)	(4%)
Operating margin	28.0%	29.1%		(110) bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$210.6	$219.1
Add: Depreciation and amortization	107.6	113.8
Add: Equity affiliates' income	5.7	8.3
Adjusted EBITDA	$323.9	$341.2	($17.3)	(5%)
Adjusted EBITDA margin	43.1%	45.4%		(230) bp

Europe	Q3 FY22	Q3 FY21	$ Change	Change
Sales	$739.6	$599.4	$140.2	23%

Operating income	$137.4	$134.0	$3.4	3%
Operating margin	18.6%	22.4%		(380)	bp

Reconciliation of GAAP to Non-GAAP:
Operating income	$137.4	$134.0
Add: Depreciation and amortization	48.9	52.5
Add: Equity affiliates' income	20.6	11.6
Adjusted EBITDA	$206.9	$198.1	$8.8	4%
Adjusted EBITDA margin	28.0%	33.0%		(500)	bp

Corporate and other	Q3 FY22	Q3 FY21	$ Change	Change
Sales	$246.6	$166.3	$80.3	48%

Operating loss	($26.4)	($68.1)	$41.7	61%

Reconciliation of GAAP to Non-GAAP:
Operating loss	($26.4)	($68.1)
Add: Depreciation and amortization	13.4	9.0
Add: Equity affiliates' income	1.2	1.6
Adjusted EBITDA	($11.8)	($57.5)	$45.7	79%
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ADJUSTED EFFECTIVE TAX RATE
The effective tax rate equals the income tax provision divided by income from continuing operations before taxes.

	Three Months Ended 30 June
	2022	2021
Income tax provision	$134.2	$101.7
Income from continuing operations before taxes	721.3	625.8
Effective tax rate	18.6%	16.3%

Income tax provision	$134.2	$101.7
Tax election benefit and other	—	12.2
Adjusted income tax provision	$134.2	$113.9

Income from continuing operations before taxes	$721.3	$625.8
No impact from non-GAAP adjustments	—	—
Adjusted income from continuing operations before taxes	$721.3	$625.8

Adjusted effective tax rate	18.6%	18.2%

CAPITAL EXPENDITURES
We define capital expenditures as cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), and investment in and advances to unconsolidated affiliates. A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Nine Months Ended
	30 June
	2022	2021
Cash used for investing activities	$2,844.1	$2,318.0
Proceeds from sale of assets and investments	32.8	30.0
Purchases of investments	(1,247.9)	(1,953.8)
Proceeds from investments	2,219.2	1,535.2
Other investing activities	6.9	4.1
Capital expenditures	$3,855.1	$1,933.5
The components of our capital expenditures are detailed in the table below:

	Nine Months Ended
	30 June
	2022	2021
Additions to plant and equipment, including long-term deposits	$2,139.1	$1,847.8
Acquisitions, less cash acquired	65.1	9.8
Investment in and advances to unconsolidated affiliates(A)	1,650.9	75.9
Capital expenditures	$3,855.1	$1,933.5
(A)Investment in and advances to unconsolidated affiliates of $1.7 billion for the nine months ended 30 June 2022 includes approximately $130 from a non-controlling partner in one of our subsidiaries for the initial investment in the Jazan gasification and power project completed in the first quarter.
We expect capital expenditures for fiscal year 2022 to be over $4.5 billion.
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because we are unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities.

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OUTLOOK
The guidance provided below is on an adjusted continuing operations basis and is compared to adjusted historical diluted EPS attributable to Air Products. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the incurrence of additional costs for cost reduction actions and impairment charges, or the recognition of gains or losses on disclosed items. It is not possible, without unreasonable efforts, to identify the timing or occurrence of these events or the potential for other transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP EPS. Accordingly, management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS on a continuing operations basis to a comparable GAAP range. The per share impact for each non-GAAP adjustment was calculated independently and may not sum to total adjusted diluted EPS due to rounding.

	Diluted EPS
	Q4	Full Year
2021 Diluted EPS	$2.51	$9.12
Facility closure	—	0.08
Gain on exchange with joint venture partner	—	(0.12)
Tax election benefit and other	—	(0.05)
2021 Adjusted Diluted EPS	$2.51	$9.02
2022 Adjusted Diluted EPS Outlook	$2.68–$2.88	$10.20–$10.40
$ Change	0.17–0.37	1.18–1.38
% Change	7%–15%	13%–15%